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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT



     AGREEMENT made the 21st day of April, 1999 by and between ADVANCED MEDICAL SCIENCES, INC. ("Buyer") a Virginia corporation having an office at 382 Rte. 59, #310, Monsey, New York 10952 and DEERSKIN TRADING POST, INC. (the "Seller" or "Deerskin"), a Nevada corporation having an office at 2500 Arrowhead Drive, Carson City, Nevada 89706.

                              W I T N E S S E T H:

     WHEREAS, Seller owns certain assets used in connection with its mail order business for the sale of leather apparel, other leather merchandise, housewares and related items (the "Mail Order Business");

     WHEREAS, Deerskin is a wholly-owned subsidiary of Initio, Inc., a Nevada corporation ("Initio");

     WHEREAS, Seller desires to sell and Buyer desires to purchase certain specific, but not all, of the assets used in the Mail Order Business, and to assume certain specific; but not all, liabilities, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties agree as follows:

     ARTICLE I. SALE OF ASSETS,  CONSIDERATION,  PAYMENT AND RELATED MATTERS.

     On the basis of the representations and warran-

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ties contained in and subject to the terms and conditions of this Agreement:

     1.01 Sale.

          (a) Seller shall at the Closing (as hereinafter defined) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, certain of the assets, rights and entitlements (the "Acquired Assets") used by Seller in the Mail Order Business, free and clear of all liens, claims, charges, equities, encumbrances and restrictions of every kind, including without limitation:

               (i) all inventory related to the Mail Order Business located at Seller's facilities in Carson City, Nevada, Teterboro, New Jersey and Danvers, Massachusetts (including inventory in transit, for which Seller has made payment), as of the close of business on April 30, 1999 ("Inventory"). The close of business on April 30, 1999 is sometimes hereinafter referred to as the "Effective Date".

               (ii) pre-paid advertising, including an accrual for the advertising attributable to Unfilled Orders (as that term is hereinafter defined) as of the Effective Date ("Pre-paid Advertising").

               (iii) other prepaid expenses as of the Effective Date ("Other Pre-paid Expenses").

               (iv) all of Seller's fixed assets as of the Effective Date ("Fixed Assets") including, but not limited to,


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          computer and telephone systems (including the right to use the related
          telephone  and  fax  numbers),   materials  handling  equipment,   all
          furniture and fixtures and other fixed assets (other than leasehold improvements in Carson City, Nevada) located in Carson City, Nevada, Teterboro, New Jersey and Danvers, Massachusetts, excluding the assets set forth in Exhibit A attached hereto (the "Excluded Assets").

               (v) accounts receivable with respect to list rentals and loans made to employees engaged in the Mail Order Business (including accrued interest, if any) as of the Effective Date (the "Accounts Receivable"). Schedule 1.01 sets forth the amount and interest rate of loans currently outstanding to employees engaged in the Mail Order Business, which are included within the Acquired Assets. Such loans accelerate if the employee's employment terminates.

               (vi) all security deposits as of the Effective Date held by the lessors in connection with the leases of the Teterboro, New Jersey and Danvers, Massachusetts facilities as well as all utility deposits maintained by Seller (the "Security Deposits"). Schedule 1.01 sets forth with respect to the Security Deposits the amount of each such Security Deposit and the holder thereof.

               (vii) all agreements material to operating the Mail Order Business including, without limitation, Seller's agreements with Globix Corporation, LinkShare Corporation, Seller's pending agreement with Hanover Direct, Inc. for Internet


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          related services all open purchase orders as of the Effective Date all service contracts with respect to the Fixed Assets, contracts for discount rates for the telephone services and T-1 lines and a contract for printing services with RR Donnelly & Company (the "Material Agreements"). Buyer agrees that Seller may enter into agreements with LinkShare Corporation and/or Hanover Direct, Inc. for Internet related services after the Effective Date and such acts shall be deemed to have been in the usual, regular and ordinary course of business of the Seller. Seller will use its best efforts to assign the Material Agreements to Buyer. Buyer understands that certain of the Material Agreements may not be assignable without the consent of the other party thereto. Seller agrees to work with Buyer to obtain such consent.

               (viii)   customer   list   of  the   Mail   Order   Business   in
          machine-readable form as such list is presently maintained by Cornwall Data Services (the "Customer List").

               (ix) separations, photographs and other material relating to the preparation or printing of artwork used in the Mail Order Business and Seller's e-commerce business (the "Artwork").

               (x) the Deerskin proprietary mail order computer software systems (the "Deerskin Software").

               (xi) all right, title and interest of Seller in trademarks, copyrights, service marks, trade names, domain names using the words "Deerskin", "Joan Cook" and variations thereof,


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          and other intellectual  property rights,  together, in each case, with all registrations, applications, recordings, reissuances, extensions, renewals, licenses and rights, if any, and all claims against third parties for violation or infringement of any thereof (the foregoing and the Deerskin Software are hereinafter called the "Intellectual Property"), together with the goodwill of the Mail Order Business (the "Goodwill", and together with the Customer List, the Artwork, the Deerskin Software and the Intellectual Property, the "Intangibles").

               (xii) all unshipped orders from customers as of the Effective Date (the "Unfilled Orders") and credit card numbers (and the right to collect monies pursuant thereto) which customers have tendered in payment for such Unfilled Orders.

               (xiii) Subject to the provisions of Section 1.06 below, all of Seller's books of account and records, licenses, permits, sales and manufacturing data, software programs, computer printouts, data bases and related items, and other records, documents and instruments relating to the Acquired Assets (or the employees to be employed by Buyer pursuant to Section 7.01) and all copies thereof (collectively "Records").

          (b) Concurrently with the execution and delivery of this Agreement, Seller is delivering to Buyer Schedule 1.01, which is a summary of the Acquired Assets as at January 31, 1999. The Unaudited Schedules (as that term is hereinafter defined) will be prepared in a manner consistent with and will use substantially the same format as such Schedule 1.01.


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     1.02 Purchase Price. In addition to Buyer assuming the Assumed  Liabilities
(as that term is hereinafter defined), the purchase price (the "Purchase Price") for the Acquired Assets shall be an amount equal to the net book value of the Acquired Assets at the Effective Date plus $3,500,000, subject to adjustment as hereinafter set forth. For purposes of this Agreement the "net book value" of an Acquired Asset shall mean the net book value as shown on the books and records of Seller maintained in accordance with generally accepted accounting principles applied consistently with Seller's past practices, provided however, that for purposes of this Section the net book value of the Intangibles and the Material Agreements shall be deemed to be zero.

     1.03 Payment. The Purchase Price shall be paid as follows:

          (a) $2,000,000 shall be paid to Seller by the assumption by Buyer of an equal amount of Initio's indebtedness to Pioneer Ventures Associates Limited Partnership ("Pioneer") and the concurrent release by Pioneer of all obligations of Initio pursuant to the indebtedness so assumed (as contemplated by Section 6.02(c)) (the "Initio-Pioneer Agreement").

          (b) Not more than $3,500,000, subject to adjustment as hereinafter set forth, shall be paid by Buyer delivering a convertible debenture, substantially in the form of Exhibit B attached hereto (the "Convertible Debenture") which Convertible


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     Debenture shall be secured as set forth in the security  agreement attached hereto as Exhibit C (the "Security Agreement").

          (c) In the event the net book value of the Acquired Assets as at the Effective Date less the Assumed Liabilities (as that term is hereinafter defined) as at the Effective Date shall be more than $2,000,000, Buyer shall pay to Seller at the Closing the difference by certified or bank check or wire transfer of immediately available funds. In the event the net book value of the Acquired Assets as at the Effective Date less the Assumed Liabilities as at the Effective Date shall be less than $2,000,000, then the difference shall be deducted from the Convertible Debenture (which Convertible Debenture shall be rounded down to the next $100,000) issued by Buyer to Seller at the Closing and the balance, if any, shall be paid by Buyer to Seller at the Closing by certified or bank check or wire transfer of immediately available funds.

     1.04 Allocation of Purchase Price. It is hereby agreed that the Purchase Price with respect to the Acquired Assets shall be allocated in accordance with the net book value of the items thereof as reflected on the books of the Seller as at the Effective Date and the balance shall be allocated to the Intangibles and the Material Agreements. Buyer and Seller will consult with each other in the preparation of their respective tax returns so that such tax returns are consistent with the provisions of this Section.

     1.05 Assumption of Liabilities.


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          (a) Buyer  shall  assume and be liable to pay and  discharge  and hold
     Seller harmless from all of the following (collectively, the "Assumed Liabilities").

               (i) all merchandise trade balances associated with the Mail Order Business as at the Effective Date.

               (ii) all letters of credit with respect to Inventory issued by Seller outstanding at the Effective Date.

               (iii) accrued expenses, including, but not limited to, customer refunds and exchanges, in connection with the Mail Order Business as at the Effective Date.

               (iv) all customer deposits relating to the Mail Order Business as at the Effective Date.

          (b) Concurrently with the execution and delivery of this Agreement, Seller is delivering to Buyer Schedule 1.05, which is a summary of the Assumed Liabilities as at January 31, 1999. The Unaudited Schedules (as that term is hereinafter defined) will be prepared in a manner consistent with and will use substantially the same format as such Schedule 1.05.

     1.06 Determination of Inventory. On April 30, 1999, or shortly thereafter (but no later than May 30, 1999), Seller shall conduct an inventory count of all merchandise located at Carson City, Nevada, Teterboro, New Jersey and Danvers, Massachusetts to establish the net book value of the Inventory as of the Effective Date. Buyer shall have a representative and Seller shall have its accountant ("Seller's Accountant") present during the inventory count.


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     1.07 Seller's Records.

          (a) Anything in Section 1.01 to the contrary notwithstanding, the Acquired Assets shall not include (i) Seller's corporate books, stock books and records and similar corporate documents (collectively, "Corporate Records") and (ii) Seller's accounting books of original entry, general ledgers and such other books and records, accounting and other, as are required by law to be retained by Seller (collectively, "Other Records"). Notwithstanding the foregoing, however, true, correct and complete copies of the Other Records, or such of them as Buyer may reasonably designate, shall be delivered by Seller to Buyer from time to time promptly upon request therefor at and following the time of the Closing.

          (b) For a period of seven (7) years following the Closing or such other period as the parties may agree, (i) Seller shall retain, and Buyer shall have access at all reasonable times for proper purposes to, and shall be entitled to make copies of, both the Corporate Records and the Other Records insofar as they relate to any period through the date of Closing, provided, however, that Seller may at any time deliver the same, or any part thereof, to Buyer, and (ii) Buyer shall retain, and Seller shall have access at all reasonable time for proper purposes to, and shall be entitled to make copies of, all books, records and documents transferred or delivered by Seller to Buyer pursuant to this Agreement (including any such delivered pursuant to the proviso to the preceding clause (i)). Subsequent to the


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     expiration  of such  seven-year  (or other)  period,  Seller and Buyer,  as applicable, upon not less than 30-days' prior notice to the other, may destroy any or all of the books and records so retained or held unless within such 30-day period the other party requests the delivery to it of any of the books and records which are proposed to be so destroyed, in which event the same shall be delivered to such other party at its expense.

     1.08 Unaudited Schedules; Audited Balance Sheet; Adjustment Procedure.

          (a) As soon as practicable, Seller shall deliver to Buyer, on an unaudited basis, Schedules 1.01 and 1.05 as at the Effective Date (the "Unaudited Schedules"). The Unaudited Schedules shall be prepared in accordance with generally accepted accounting principles consistently applied with Seller's past practices. On or before August 15, 1999, Initio shall deliver to Buyer its audited balance sheet as at the Effective Date (the "Audited Balance Sheet"), together with a certificate of its chief executive officer or chief financial officer, certifying final Schedules
     1.01 and 1.05 (the "Final Schedules") based on and consistent with the audited financial statements of Initio filed with the Securities and Exchange Commission as part of Initio's annual report on Form 10-KSB (the "Initio Financial Statement"). The Initio Financial Statement shall be prepared in accordance with generally accepted accounting principles applied consistently with Initio's past practices.


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          (b)  Seller  agrees  that its books and  records,  including,  without limitation, the work papers of Seller's Accountant with respect to the Initio Financial Statements, shall be available for inspection and copying by Buyer's accountant ("Buyer's Accountant") during normal business hours after it delivers the Final Schedules. Buyer shall have the right to notify Seller in writing within 30 days of its receipt of the Final Schedules that Buyer disagrees with the Final Schedules. In the event Buyer shall so notify Seller of one or more objections within such period, the parties' respective accountants shall attempt to resolve such objection within a period of 30 days after the receipt of such notice by Seller. In the event that such objection cannot be resolved within such 60- day period, the Buyer's Accountant and the Seller's Accountant shall appoint a third firm
     of  public   accountants  (the  "Third  Firm")  which  shall  resolve  such objections based solely on discussions with the Buyer's Accountant and the Seller's Accountant and a review of their respective work papers. The determination of the Third Firm shall be final and binding upon Buyer and Seller. The expense of engaging the Third Firm shall be borne equally by Buyer and Seller unless the purchase price shall increase by more than $25,000 as a result of the forgoing procedure, in which event the expense of engaging the Third Firm shall be borne by the Seller or the Purchase Price shall decrease by more than $25,000, in which event the expense of engaging the Third Firm shall be borne by Buyer.


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          (c) In the event that the Final Schedules shall require an increase or decrease in the Purchase Price of less than $25,000, no adjustment to the Purchase Price shall be made. In the event that the Final Schedules shall require an increase in the Purchase Price of more than $25,000, Buyer shall
     pay  the  amount  of  such  increase   within  ten  days  after  the  final
     determination of such amount. In the event that the Final Schedules shall require a decrease in the Purchase Price of more than $25,000, then Seller shall, at its option, within ten days after the final determination of such amount, either pay the amount of such decrease to Buyer in cash, or deliver the Convertible Debenture to Buyer in exchange for a new Convertible Debenture having a principal amount rounded down to the next lowest $100,000, together with any difference payable in cash by Buyer.

     1.09 Bulk Transfer. The parties have agreed to waive compliance with the procedures set forth in all applicable bulk transfer, bulk sales and similar laws and requirements of all jurisdictions in connection with the transactions provided for in this Agreement.

     1.10 Sales Taxes. All sales taxes applicable to the transfer of Acquired Assets to Buyer pursuant to this Agreement shall be paid by Buyer. A check(s) in payment of such sales taxes to the order of the appropriate taxing authorities will be delivered by Buyer to Seller at Closing.


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                    ARTICLE II. CLOSING AND RELATED MATTERS.

     2.01 Closing. Consummation of the transactions provided for in this Agreement ("Closing") shall be made at the offices of Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119, on that date which is not more than five days after the delivery by Seller to Buyer of the Unaudited Schedules, or at such other place or date as the parties hereto shall agree in writing, provided, however, that this Agreement shall terminate and be of no further force or effect if the Closing does not take place on or before June 15, 1999.

     2.02 Liquidated Damages; Break-Up Fee. The parties hereto agree that in the event either party breaches this Agreement and fails to consummate the transactions contemplated herein without good cause, the damage or injury to the other party would be irreparable, the exact amount of which would be difficult to ascertain and that for such reason the party in breach shall pay to the other party as liquidated damages or a break-up fee the amount of $100,000.00, payable within five days after demand by the party which is not in breach. It is agreed that the failure of either party to consummate the transactions contemplated herein because of the failure or refusal of Pioneer to (i) consummate the transactions contemplated either by the Letter Proposal (as that term is here and after defined) or (ii) release Seller as contemplated by Sections 1.03 and 6.02(c) shall not be deemed a breach of this Agreement for purposes of this Section.


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     2.03  Documents  and  Actions.  At the Closing,  each of the parties  shall appropriately execute and deliver all such bills of sale, instruments of transfer, assignment and assumption, certificates and other instruments and documents and take all such other actions as are, or as may be necessary or required to consummate and give full effect to the transactions, provided for in this Agreement. Promptly following the Closing, Seller shall take all such steps as may be necessary or required to put Buyer in actual possession and operating control of the Acquired Assets.

             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller  represents  and  warrants  to and agree  with Buyer as set forth in
Exhibit 3 to this Agreement.

              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to and agrees with Seller as set forth in
Exhibit 4 to this Agreement.

                        ARTICLE V. PRE-CLOSING MATTERS.

     5.01 Information as to Operations of Buyer. Until the Closing:

          (a) Seller shall afford to Buyer, its attorneys, accountants and other representatives, upon reasonable request, full and free access during normal business hours to all properties, books, records and other documents of Seller, including the right to make extracts therefrom or copies thereof, and shall furnish Buyer with, or with copies of, all such agreements, documents and records, financial and operating data


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     and other information  concerning  Seller as Buyer may reasonably  request.
     Buyer shall hold in strict confidence and shall not use or otherwise publicly disclose, and shall cause its officers, attorneys, accountants and other representatives to hold in strict confidence and not to use or publicly disclose, all information so furnished or made available by Seller which Seller indicates in advance is confidential, other than information which is or becomes publicly available or otherwise in the public domain. Should this Agreement be terminated or the transactions contemplated hereby not be consummated for any reason, Buyer shall, upon request, return to Seller all written information so furnished and all copies thereof and extracts therefrom.

          (b) Seller shall refrain from taking or omitting to take any action or entering into any transaction which, had such action been taken or omitted or such transaction entered into immediately prior to execution of this Agreement, would have caused any of the representations, warranties or agreements of Seller in this Agreement to be untrue, incorrect or inaccurate in any material respect as of the time of execution of this Agreement or would cause any such representations, warranties or agreements to be untrue, incorrect or inaccurate in any material respect as of the time immediately following such action, omission or transaction or as of the date of Closing. Without limiting the generality of the foregoing, except as otherwise set forth or provided in this Agreement, Seller shall
     (i) conduct its business only in the usual, regular and ordinary course in the


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     same  manner as  heretofore,  (ii) use its best  efforts  to  preserve  its business, properties and assets, maintain its business organization intact, keep available the services of its present officers and employees and preserve its goodwill and existing relationships with customers, suppliers and others having dealings with it, (iii) maintain its properties in customary repair, order and condition, reasonable use and wear and tear excepted, (iv) maintain insurance on its properties and with respect to the conduct of its business in amounts not less than and of such kinds as are comparable to the insurance in effect on the date of this Agreement, (v) maintain its books, accounts and records in the usual, regular and ordinary manner, (vi) refrain from entering into any employment agreement with any employee which cannot be terminated on less than 30 days notice to such employee, (vii) refrain from granting any salary increases or bonuses without the prior written consent of Buyer, (viii) refrain from forgiving in whole or in part any of the Accounts Receivable, without Buyer's prior written consent, and (ix) refrain from making any additional loans to employees engaged in the Mail Order Business, without Buyer's prior written consent.

     5.02 Adverse Circumstances.

          (a) Seller shall promptly notify Buyer, as soon as it obtains knowledge, of any facts, circumstances or occurrences which have adversely affected or might reasonably be expected to adversely affect its business, properties, assets, financial condition or prospects or which could or reasonably might be


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     expected to cause any of the  representations,  warranties or agreements in this Agreement to be untrue, incorrect or inaccurate in any material respect.

          (b) Should Buyer elect to consummate the Closing after receipt of any notice pursuant to subsection 5.02(a), then, anything elsewhere in this Agreement to the contrary notwithstanding, Buyer shall be deemed to have waived any rights or claims which it might possess under this Agreement, or otherwise, against Seller with respect to the matters referred to in such notice.

     5.03 Operations between the Effective Date and Closing.

          (a) Seller and Buyer agree that for the period from the Effective Date through Closing, Seller shall conduct the Mail Order Business for the benefit and account of Buyer as follows:

               (i) all sales of the Mail Order Business shall be credited to Buyer;

               (ii) all costs incurred during this period of the Mail Order Business shall be charged to Buyer;

               (iii) all costs of payroll and benefits for employees at Carson City, Nevada, Teterboro, New Jersey and Danvers, Massachusetts, except for Martin Fox, Daniel DeStefano and one secretary based in Teterboro, New Jersey and one driver based in Teterboro, New Jersey, shall be charged to Buyer;


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               (iv) all expenses of occupancy of Carson City, Nevada, Teterboro,
          New Jersey and Danvers, Massachusetts shall be charged to Buyer.

          (b) It is anticipated that the Mail Order Business will require more cash than will be received during the period from May 1, 1999 through the date of Closing. Buyer agrees to deposit with Seller on or before April 28, 1999, the amount of $34,000, representing the approximate rents due for the month of May 1999 for the Carson City, Nevada, Teterboro, New Jersey and Danvers, Massachusetts facilities. In addition, Buyer shall transfer to Seller the sum of $10,000 every seventh day after such date by wire transfer of immediately available funds, which the parties agree is the estimated short fall of the Mail Order Business' cash flow prior to Closing. In addition, prior to Closing, Buyer shall pay to Seller such additional funds as Seller shall deem necessary to provide sufficient cash flow for the ordinary operations of the Mail Order Business, which shall be consistent with the Seller's past practices. Preliminary adjustment for all of the above shall be made at Closing. A final adjustment for the above shall be made concurrently with any adjustment required by reason of the delivery of the Final Schedule. Such adjustments shall also include adjustments for miscellaneous accrued expenses and prepaid expenses incurred in the ordinary course of the Mail Order Business, including, without limitation, with respect to utilities and insurance.

          (c) As promptly as practicable after the Effective Date, Seller will send to Buyer by telecopier or such other means as Buyer shall reasonably request such information concerning the operations of the Mail Order Business as Buyer shall request, including without limitation, daily check runs, daily sales reports and daily deposits.

          (d) In the event this Agreement terminates in accordance with Section 2.01, Seller shall within five business days after such termination pay to Buyer an amount equal to the amounts transferred pursuant to Subsection (b) above unless Seller shall be entitled to liquidated damages pursuant to
     Section 2.02 in which event Buyer shall be entitled to a credit for the amounts so transferred. In the event Seller shall be entitled to liquidated damages pursuant to Section 2.02 and the amount transferred pursuant to Subsection (b) above shall exceed the amount specified in Section 2.02, Seller shall pay within five business days after the termination of this Agreement the excess to Buyer.

                        ARTICLE VI. CONDITIONS PRECEDENT.

     6.01 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived, in whole or in part, by Buyer in its discretion):

          (a) Each of the representations and warranties of Seller in, or in any instrument delivered in connection with or pursuant to, this Agreement shall, except as otherwise contemplated or permitted by this Agreement, be true and correct in all material respects on and as of the date of Closing. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Buyer shall have received Seller's certificate, dated the date of Closing, to the foregoing effect.

          (b) A lease of the property owned by Seller located in Carson City, Nevada shall have been entered into in substantially the form of Exhibit D attached hereto.

          (c) A Consulting Agreement shall have been entered into by Seller in substantially the form of Exhibit E attached hereto.

          (d) Martin Fox and Daniel DeStefano (the "Principal Shareholders") and Initio shall execute and deliver to Buyer an agreement pursuant to which each agrees to be bound by the terms of Section 7.08.

          (e) Buyer shall receive at the Closing an opinion of Milberg Weiss Bershad Hynes & Lerach LLP in the form of Exhibit F attached hereto.

     6.02 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions provided for in this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived, in whole or in part, by Seller in its discretion):

          (a) Each of the representations and warranties of Buyer in, or in any instrument delivered in connection with or pursuant to, this Agreement shall, except as otherwise contemplated or permitted by this Agreement, be true and correct in all material respects on and as of the date of Closing. Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Seller shall have received Buyer's certificate, dated the date of Closing, to the foregoing effect.

          (b) Buyer shall have consummated its transactions with Pioneer and its acquisition of Remarkable Products and Creadis Promotions, Inc. as contemplated by the Letter Proposal between Buyer and Pioneer, dated March 12, 1999.

          (c) Initio shall have been released from $2,000,000 of its convertible subordinated debenture by Pioneer and Initio shall have issued a replacement convertible subordinated debenture in the amount of $1,000,000 for the balance of such convertible subordinated debenture. Such replacement convertible subordinated debenture shall have the same terms and conditions as currently exist, provided however, that the conversion price thereunder shall be adjusted to be the greater of $2.50 or the book value per share of Initio after taking into account the consummation of the transactions contemplated by this Agreement and the tax benefit attributable to the then net operating loss carry forward of Initio, but in no event shall the conversion price be more than $3.00 per share.

          (d) Buyer shall have completed its reverse stock split so that, at the Closing, Buyer shall have outstanding no more than 3,000,000 common shares.

          (e) Buyer shall have completed its reincorporation in the State of Nevada (under the name America's Shopping Mall, Inc.).

          (f) Buyer shall have assumed the lease of Seller's property located in Teterboro, New Jersey pursuant to an Agreement executed by Initio in substantially the form of Exhibit G attached hereto.

          (g) Seller shall receive at the Closing an opinion of Caro & Associates, P.C., in the form of Exhibit H attached hereto.

     6.03 Compliance with Conditions. All of the conditions to the respective obligations of the parties set forth in Sections 6.01 and 6.02 are and shall be deemed covenants by the other, Seller on the one hand and Buyer on the other, to comply with and satisfy as promptly as practicable each such condition as requires action by it (to the extent within its power) and to use its commercially reasonable efforts to obtain compliance with and satisfaction of each such condition as requires action by any other party or persons, including any person not a party.

               ARTICLE VII. ADDITIONAL AGREEMENTS OF THE PARTIES.

     7.01  Employees.  All  employees  of  Deerskin  except  for those  named in
Schedule 7.01 attached hereto, shall become employees of Buyer and Buyer shall assume responsibility for all salaries and benefits for such employees accrued after the Effective Date. The foregoing shall not be deemed to require Buyer to assume Seller's medical plan or to retain any of Seller's employees for any specified period of time, provided, however, that Seller shall assign to Buyer and Buyer shall assume the Seller's cafeteria plan as of the Effective Date. The net balance of such cafeteria plan shall be either added to or subtracted from the Purchase Price, as appropriate, and shall be payable at the Closing in cash.

     7.02 Real Estate Matters. Seller and Buyer have agreed that Seller shall remain the lessee at Seller's facility in Danvers, Massachusetts, which lease expires May 31, 2000. All costs incurred pursuant to Seller's lease of the Danvers facility and all costs of utilities and ordinary maintenance incurred in connection with such facility after the Effective Date shall be paid by Buyer within three (3) days of receipt of Seller's request for such payment. Seller's request for payment shall include copies of bills or invoices requiring payment.

     7.03 Refunds. Seller shall reimburse Buyer for amounts of refunds less the value of merchandise determined in accordance with Seller's practices and procedures (applied prior to the Effective Date on a consistent basis) made to customers of the Mail Order
Business, for items Seller shipped on or before April 30, 1999, provided, however, that Seller shall not be required to reimburse Buyer for any refund made after July 31, 1999. All returned merchandise which is the subject of a refund shall be Buyer's property.

     7.04 Material Agreements; Purchase Orders. All Material Agreements, including all open purchase orders, as of the Effective Date, which remain open at the date of Closing, relating to the Mail Order Business shall be assumed by Buyer.

     7.05 Pre-paid Advertising Adjustment. Book value of Pre-paid Advertising is calculated based upon the percent complete for such advertising event and an adjustment will be made such that if such percent complete is too high, Buyer shall remit to Seller, and, if too low, Seller shall remit to Buyer the appropriate amount provided, however, if such amount is less than $5,000 no payment shall be made by either party. If such amount is greater than $5,000, the entire amount due under this section shall be paid within ten days of the date used to make the calculation. The first adjustment under this section shall be made as of July 31, 1999 and the final adjustment under this section shall be made as of January 31, 2000. It is agreed that an advertising event shall be deemed 100% complete by the end of 13 months after issuance.

     7.06 Letters of Credit. With respect to Letters of Credit relating to purchases of inventory written by Seller prior to the Effective Date, which remain outstanding as of the Closing Date, Buyer at the Closing will deposit with the issuing bank such funds as shall be required to obtain the issuing bank's release of Seller's liability for such Letters of Credit. With respect to Letters of Credit relating to purchase of inventory which will be written by Seller after the Effective Date but prior to the Closing Date, Buyer will provide a letter of credit facility, provided, however, in the event this Agreement is terminated, title to the merchandise subject to such Letter of Credit shall pass to Seller and Seller shall remit Buyer's actual cost within three (3) days of the receipt of merchandise.

     7.07 Change of Corporate Name. At the Closing, Seller shall take all such corporate actions, and shall execute and promptly following the Closing file all such appropriate certificates and documents, as are necessary to change its corporate name to a name which does not contain the words "Deerskin", "Trading Post", "Joan Cook" or any variation thereof.

     7.08 Covenant Not to Compete. In order to induce Buyer to enter into and consummate the transactions provided for in this Agreement, Seller covenants and agrees on behalf of itself, Initio and the Principal Shareholders that (i) during the period of three (3) years following the date of Closing neither Seller, nor Initio nor the Principal Shareholders, will directly or indirectly, whether for itself or himself or for any other person, firm, corporation or entity, engage in, or have any interest in any business or other entity which engages in, the business of selling by mail order leather apparel or other leather merchandise of the type currently sold by Seller anywhere in the continental United States or goods of the type included in the Deerskin Holiday 1998 catalog or (ii) at any time after the Closing, unless such employee's employment with Buyer had previously been terminated without being solicited by Seller, Initio or the Principal Shareholder, hire any of Buyer's employees, provided, however, that the foregoing shall not prohibit Initio or the Principal Shareholder, at any time from owning in the aggregate not more than 10% of the stock or other equity interest of any publicly-traded entity.

     7.09 Payment of Liabilities. Seller will pay or, in the event of a dispute, adequately reserve against, all of its liabilities arising prior to the Effective Date which are not included within the Assumed Liabilities and shall hold Buyer harmless therefrom.

     7.10 Further Assurances. From and after the date of this Agreement and the date of Closing, the parties hereto shall from time to time, at the request of any other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

                   ARTICLE VIII. SURVIVAL AND INDEMNIFICATION.

     8.01 Survival. All of the provisions of, and all of the representations, warranties, covenants and agreements of the parties in, or in any document or other instrument executed or delivered pursuant to or in connection with, this Agreement shall, unless waived, survive and continue in full force and effect from and after the date of Closing.

     8.02 Indemnification. Buyer and Seller:

          (a) Shall each indemnify and hold the other free and harmless from and against and shall reimburse the other for any and all claims, liabilities, damages, losses, judgments, costs and expenses including reasonable counsel fees and other reasonable out-of-pocket expenses (the foregoing being hereinafter collectively referred to as "damages") arising out of or resulting from any inaccuracy or inadequacy in or breach or default of any of its representations, warranties, covenants or agreements in, or in any document or other instrument executed or delivered pursuant to or in connection with, this Agreement, provided, however, that notwithstanding the foregoing Seller shall not be liable to Buyer hereunder for damages in excess of the Purchase Price.

          (b) Shall give the other written notice of any claim, demand, action, suit or proceeding raised, brought, threatened, made or commenced against it relating to any matter to which the indemnification provisions of this Section 8.02 apply, and the party receiving such notice shall have the right, at its expense, to control the settlement and defense thereof using counsel of its own choice. Nothing herein shall limit the right of any party to settle any claim, demand, action, suit or proceeding brought or threatened against it, provided, however, that in any such event any other party shall not be bound by the amount or terms of any such settlement not consented to by it.

          (c) The provisions of this Section 8.02 shall not be construed as a waiver by any party of any other rights or remedies which it may possess, whether under this Agreement, at law or in equity, arising out of or resulting from any breach or default of or inaccuracy or inadequacy in any other party's representations, warranties, covenants or agreements. All of such other rights and remedies shall be cumulative with the rights and remedies set forth herein.

     8.03 Survival of Representations. The representations and warranties of Buyer and Seller shall survive the Closing and remain in full force and effect for a period of one year after the final calculation of the Purchase Price pursuant to Section 1.08.

     8.04 Products Liability Insurance. To the extent that Seller's product liability insurance is a "claims made" policy, Seller hereby agrees that it will maintain such product liability insurance in full force and effect at current policy levels for at least one year after the date of the Closing.

                           ARTICLE IX. MISCELLANEOUS.

     9.01 Brokers. Seller and Buyer each represents and warrants to the other that it has had no dealings with and has not employed any broker, agent, finder or other person and that no such person brought about or is entitled to any commission, brokerage or finder's fee or similar payment in connection with, or with the transactions provided for in, this Agreement.

     9.02 Expenses. Each party shall bear and pay all legal, accounting and other fees and expenses incurred by it in connection with, and with the transactions provided for in, this Agreement and the performance of all its obligations and agreements hereunder.

     9.03 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by first class registered or certified mail return receipt requested, or by first class mail if received, addressed to the parties at their respective addresses set forth or referred to on the first page and signature page of this Agreement, with copies to their respective counsel, Milberg Weiss Bershad Hynes & Lerach LLP, Att: Arnold N. Bressler, Esq., One Pennsylvania Plaza, New York, New York 10119, in the case of Seller, and Caro & Associates, P.C., Attention: Chase A. Caro, Esq., 60 East 42nd Street, Suite 2001, New York, New York 10165, in the case of Buyer or to such other person or address as may be designated by like notice hereunder.

     9.04 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns, but no other person shall acquire or have any rights under this Agreement.

     9.05 Entire Agreement; Modification; Waiver. This Agreement (as below defined) contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings, if any, and there are no agreements, representations or warranties other than those set forth, provided for or referred to herein. All exhibits and schedules to this Agreement are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein, in any of such writings or elsewhere shall be deemed to refer to and include all such writings. Neither this Agreement nor any provisions hereof may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. Any party may extend the time for or waive performance of any obligation of any other party or waive any inaccuracies in the representations or warranties of any other party or compliance by any other party with any of the provisions of this Agreement. No waiver of any such provisions or of any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provisions, breach or default, nor shall any such waiver constitute a continuing waiver.

     9.06 Interpretation.

          (a) This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed exclusively in that State without giving effect to the principles of conflict of laws.

          (b) All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interpreted interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

     9.07 Headings; Counterparts. The article and section headings in this Agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this Agreement. This Agreement is being executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                             ADVANCED MEDICAL SCIENCES, INC.


                                             By /s/ Irwin Schneidmill
                                                ----------------------------
                                                Irwin Schneidmill, President


                                             DEERSKIN TRADING POST INC.


                                             By /s/ Martin Fox
                                                ----------------------------
                                                Martin Fox, Chairman

                                    EXHIBIT 3

                                       to

                            ASSET PURCHASE AGREEMENT


             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Buyer that except as otherwise set forth or referred to in this Agreement and a separate letter or schedule dated and executed contemporaneously herewith from the Seller to (and received by) Buyer (hereinafter referred to as the "Seller's Schedule"):

     3.01 Corporate Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to conduct its business and own, lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Seller is duly qualified to do business in the states where it is required to be so qualified and is not required to be qualified or licensed as a foreign corporation in any other jurisdiction. Seller has no subsidiaries. The execution delivery and performance by Seller of this Agreement are within Seller's corporate powers and have been duly authorized by all corporate action.

     3.02 No Violations. No provision of Seller's Certificate of Incorporation or By-laws, or of any agreement, instrument or understanding, or of any law, regulation, rule, order, judgment, decree, of any court or governmental authority, to which Seller is a party or by which it is bound or subject, has been or will be violated by the execution by Seller of, or the performance or satisfaction of any agreement or condition upon its part to be performed or satisfied under, this Agreement,

     3.03 Books and Records. The books and records of the Seller have been prepared in conformity with generally accepted accounting principles and practices consistently applied through the periods covered and fairly present in all material respects the financial condition and results of operations of the Seller as at the dates thereof and for the periods covered thereby. The books of account and other financial records of Seller are in all material respects complete and correct. Seller does not maintain a separate financial statement for itself.

     3.04 Reports. Seller has delivered to Buyer the annual report on Form 10-KSB of Initio for fiscal 1998 and the quarterly reports on Form 10-QSB of Initio for fiscal 1999, which reports are accurate and complete.

     3.05 Property; Leases.

          (a) Other than the Excluded Assets the Acquired Assets are substantially all the material assets used by Seller in operating the Mail Order Business as it is currently being operated. For purposes of the foregoing only, it is agreed that an asset having a value of less than $30,000 shall not be considered material.

          (b) Seller has good and marketable title to all of its assets, personal, tangible and intangible, which are the subject of this Agreement, including without limitation, the Acquired Assets, in each case free and clear of all liens, security interests, claims, charges and encumbrances except as expressly set forth in the Seller's Schedule.

          (c) All machinery, fixtures, equipment and similar assets, which are material to operating the Mail Order Business as it is currently being operated, are in good operating condition and repair, reasonable wear and tear excepted. Buyer recognizes that from time to time such equipment will not be functioning and will require repair or replacement and Buyer is acquiring such equipment "as is."

          (d) All leases to which Seller is a party are in good standing, and are valid, binding and enforceable in accordance with the respective provisions thereof.

     3.06 Default. Neither Seller nor, to the best of Seller's knowledge, any other party thereto is in material violation of or default under, and no event (including, without limitation, execution of and consummation of the transactions provided for in this Agreement) has occurred which with the passage of time or notice from or action by any party thereto or otherwise could result in a material breach of or default under, or give any other person the right to terminate, as the case may be, any material indenture, mortgage, security, loan, lease or other agreement (including, without limitation, those listed or referred to in the Seller's Schedule) to which Seller is a party or by which it is bound or to which any of its assets are subject or result in the creation, imposition or acceleration of any material lien, encumbrance, charge, equity or restriction of any nature in favor of any other person upon any of the assets of Seller.

     3.07 Permits; Compliance with Laws. Seller possesses all necessary valid licenses, permits, franchises, consents, authorizations and approvals of or from governmental departments, agencies and instrumentalities for the business and operations of Seller as presently conducted and is not in material default with respect to nor in violation of, and has not received notice of any violation of or of any proceedings for the termination or revocation (other than by reason of normal expiration according to their terms) of, any such license, permit, franchise, consent, authorization or approval or, to the best of its knowledge, any applicable Federal, state, local or foreign law, statute, ordinance, regulation, order or requirement relating to its business, operations or assets, or the use thereof, which default or violation could have a materially adverse affect upon its business, operations or assets. The Seller's Schedule includes a list (including expiration dates) of all material licenses, permits, consents, authorizations and approvals of or from governmental departments, agencies and instrumentalities held by Deerskin in the conduct of the Mail Order Business.
3.08 Intellectual Property. Seller owns and has good and marketable title to the Intellectual Property, free and clear of any and all liens, security interests, claims, charges and encumbrances. The use of the Intellectual Property by Seller does not conflict in any material respect with any rights, including, without limitation, copyrights or trademark rights, of others. No litigation or other proceedings have been instituted or are pending or threatened which challenge the ownership or use of the Intellectual Property. Seller has not entered into any license or other agreement granting to anyone the right to use any of the Intellectual Property and, to the best of Seller's knowledge, none of the Intellectual Property is being used or infringed in any material respect by any other person. The Intellectual Property includes all material intangible and similar rights presently owned or used by Seller. The only Intellectual Property which Seller has registered with the U.S. Patent and Trademark Office are set forth in the Seller's Schedule. Other than standard licenses in connection with its computer systems, Seller's Mail Order Business is not dependant on any intellectual property licensed from another person, firm or entity.

     3.09 Customer List. Seller hereby represents and warrants to Buyer that, prior to the date hereof, it has not disclosed the Customer List of the Mail Order Business to any person, other than to Seller's employees and agents and other than in the ordinary course of Seller's list rental business. Seller agrees to maintain the confidentiality of such Customer List after the date hereof and after the Closing.

     3.10 Litigation. Except as set forth in Seller's Schedule, there are no actions, suits, claims, arbitrations, administrative or other proceedings or governmental investigations pending or, to the best of Seller's knowledge, threatened against, relating to or affecting Seller or the business, operations or assets of Seller, whether or not fully covered by insurance, or which question or seek to prevent consummation of the transactions provided for in this Agreement, whether at law or in equity, or before or by any Federal, state, local, foreign or other governmental department, agency or instrumentality nor to the best of Seller's knowledge is there any basis therefor. Seller is not bound or adversely affected by or in default with respect to any judgment, order, writ, injunction or decree of any court or of any governmental department, agency or instrumentality.

     3.11 Authorization, Validity. This Agreement and each of the other instruments executed or to be executed by Seller pursuant to this Agreement has been duly authorized and constitutes the valid and legally binding obligation of Seller in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency and other laws relating to or affecting creditors' rights generally and subject also to general principles of equity affecting the right to specific performance and injunctive relief.

     3.12 Authorizations; Approvals. No authorization or approval of, or filing with, or compliance with any applicable order, judgment, decree, statute, rule or regulation of, any court or governmental authority, or approval, consent, release or action of any third party, is required in connection with the execution and delivery by Seller of, or the performance or satisfaction of any agreement of Seller contained in or contemplated by, this Agreement.

     3.13 Employees. Except as set forth in Seller's Schedule, Seller has no employment agreement with any employee nor does Seller maintain any pension plans. Prior to the date hereof, Seller has not been notified by any employee earning in excess of $50,000 per annum of an intention to terminate his or her employment.

     3.14 Payment of Taxes.  Seller has paid or adequately  reserved against all
taxes,   assessments  and  governmental  charges  and  levies  imposed  upon  it including, without limitation all sales taxes.

     3.15 Disclosure. Neither this Agreement nor the schedules and exhibits to this Agreement nor any other written certificate, statement or document furnished or to be furnished by Seller in connection with the transactions provided for in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading, and to the best of Seller's knowledge and belief, all such material books, records, agreements, documents, financial and operating data and other information of or relating to Seller as Buyer has requested or may request has heretofore been or will be made available to Buyer. Without limiting the generality of the foregoing, to the best of Seller's knowledge, there has not occurred and does not exist in any event, circumstance or development not disclosed to Buyer relating to Seller (as contrasted with general industry, economic or business conditions) which has materially adversely affected or in the future reasonably may, so far as Seller can now foresee, materially adversely affect the business, operations or assets of Seller.

                                    EXHIBIT 4

                                       to

                            ASSET PURCHASE AGREEMENT


              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to and agrees with Seller that:

     4.01 Corporate Organization; Good Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. The execution delivery and performance by Buyer of this Agreement are within Buyer's corporate powers and have been duly authorized by all corporate action.

     4.02 No Violations; Validity. No provision of Buyer's Certificate of Incorporation or By-laws, or of any agreement, instrument or understanding, or of any law, regulation, rule, order, judgment, decree of any court or governmental authority, to which Buyer is a party or by which it is bound or subject, has been or will be violated by the execution by Buyer of, or the performance or satisfaction of any agreement or condition upon its part to be performed or satisfied under, this Agreement.

     4.03 Letter Proposal. The Letter Proposal between Pioneer and America's Shopping Mall, Inc., dated March 12, 1999 (the "Letter Proposal") is in full force and effect and was entered into on behalf of Buyer using the trade name "America's Shopping Mall, Inc."

     4.04 Permits; Compliance with Laws. Buyer possesses all necessary valid licenses, permits, franchises, consents, authorizations and approvals of or from governmental departments, agencies and instrumentalities for the business and operations of Buyer as presently conducted and is not in material default with respect to nor in violation of, and has not received notice of any violation of or of any proceedings for the termination or revocation (other than by reason of normal expiration according to their terms) of, any such license, permit, franchise, consent, authorization or approval or, to the best of its knowledge, any applicable Federal, state, local or foreign law, statute, ordinance, regulation, order or requirement relating to its business, operations or assets, or the use thereof, which default or violation could have a materially adverse affect upon its business, operations or assets.

     4.05 Litigation. There are no actions, suits, claims, arbitrations, administrative or other proceedings or governmental investigations pending or, to the best of Buyer's knowledge, threatened against, relating to or affecting Buyer or the business, operations or assets of Buyer, whether or not fully covered by insurance, or which question or seek to prevent consummation of the transactions provided for in this Agreement, whether at law or in equity, or before or by any Federal, state, local, foreign or other governmental department, agency or instrumentality nor to the best of Buyer's knowledge is there any basis therefor. Buyer is not bound or adversely affected by or in default with respect to any judgment, order, writ, injunction or decree of any court or of any governmental department, agency or instrumentality.

     4.06 Authorization, Validity. This Agreement and each of the other instruments executed or to be executed by Seller pursuant to this Agreement has been duly authorized and constitutes the valid and legally binding obligation of Buyer in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency and other laws relating to or affecting creditors' rights generally and subject also to general principles of equity affecting the right to specific performance and injunctive relief.

     4.07 Authorizations; Approvals. No authorization or approval of, or filing with, or compliance with any applicable order, judgment, decree, statute, rule or regulation of, any court or governmental authority, or approval, consent, release or action of any third party, is required in connection with the execution and delivery by Buyer of, or the performance or satisfaction of any agreement of Buyer contained in or contemplated by, this Agreement.

     4.08 Disclosure. Neither this Agreement nor the schedules and exhibits to this Agreement nor any other written certificate, statement or document furnished or to be furnished by Buyer in connection with the transactions provided for in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading, and to the best of Buyer's knowledge and belief, all such material books, records, agreements, documents, financial and operating data and other information of or relating to Buyer as Seller has requested or may request has heretofore been or will be made available to Seller. Without limiting the generality of the foregoing, to the best of Buyer's knowledge, there has not occurred and does not exist in any event, circumstance or development not disclosed to Seller relating to Buyer (as contrasted with general industry, economic or business conditions) which has materially adversely affected or in the future reasonably may, so far as Buyer can now foresee, materially adversely affect the business, operations or assets of Buyer.

                                  SCHEDULE 7.01


                               Excluded Employees





                                   Martin Fox


                                Daniel DeStefano


                                 Oscar Atkinson

                                    EXHIBIT A



                                 Excluded Assets




     1.   Cash and Marketable Securities


     2.   Real property located in Carson City, Nevada.


     3.   Real property located in Peabody, Massachusetts.


     4.   1990 Limousine


     5.   1995 Limousine


     6.   Chrysler Automobile


     7.   Daniel DeStefano's Office Furniture Martin Fox's Office Furniture


     8.   1 Fax Machine located in Teterboro, New Jersey


     9.   1 Copy Machine located in Teterboro, New Jersey


     10.  1990 Mazda Automobile


     11.  Loan Receivable with respect to loan made to Michael Divardi